Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

THIRTY-YEAR PUBLIC COMPANY COMMEMORATIVE

EXTRA DIVIDEND PAYOUT

FORT LAUDERDALE, FL, December 2, 2020 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced the following:

“It’s not common to have such loyal shareholders that have remained steadfast for the past 30 years,” stated a company spokesperson. National Beverage Corp. today announced that its Board of Directors has increased the Company’s special dividend previously announced on November 24, 2020. “With everything that this year 2020 served upon us, plus 30 years of public company listing, our Board, in addition to the entire management team, wanted to reward our special shareholders with an extra $3.00 per share for a total payout of $6.00 per share payable on or before February 2, 2021,” the spokesperson continued.

“After considerable self-examination with all that has transpired this year of 2020, it was a heartfelt decision to increase this extraordinary distribution to allow each recipient more than they may have originally expected. Surely, each and every one of us knows neighbors, co-workers and friends coping with this pandemic. Additionally, the economic atmosphere that is affecting our country also persuaded us to increase this special dividend.

We hope this Christmas spirit now upon us and the Thanksgiving celebration of recent days will help to brighten this season we have come to honor and respect. We certainly hope so,” concluded the company spokesperson.

“Patriotism” – If Only We Could Bottle It!

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.